EXHIBIT 5.1

July 19, 2019

Marathon Patent Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nv 89144

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-231915) (as amended or supplemented, the “Registration Statement”) filed on June 3, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Marathon Patent Group, Inc., a Nevada corporation (the “Company”), of up to $7,472,417 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on July 17, 2019. Reference is made to our opinion letter dated June 3, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated July 19, 2019 and filed on or about July 19, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $5,881,680 aggregate offering amount of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, an At The Market Offering Agreement between the Company and H.C. Wainwright & Co. LLC, as Agent (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon originals or copies certified to our satisfaction of the Registration Statement, the Prospectus Supplement, the Sales Agreement, the Articles of Incorporation, as amended, of the Company, the Bylaws, as amended, of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinions expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We have also assumed that, at the time of issuance and sale of Shares under the Sales Agreement, a sufficient number of shares of Common Stock shall be authorized and available for issuance and that the consideration for the issuance and sale of the Shares shall be in an amount that is not less than the par value of the Common Stock and not less than any minimum share price specified by the Company.

For purposes of the opinions set forth below, we refer to the following as “Approval and Issuance”: (a) the approval by the Company’s board of directors which shall not be revoked as of the date of such issuance (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid therefor in accordance with the Approval.

The opinion set forth below is limited to the Nevada Revised Statutes (excluding any matters of municipal law or the laws of any local agencies within Nevada). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to the Shares, or to the sale or issuance thereof, or as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Approval and Issuance, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Jolie Kahn, Esq.